Company Contact:
William H. Willett
Programmer's Paradise, Inc.
Chairman
(732)-389-8950 extension 7200
"mailto:bill.willett@programmers.com"

PROGRAMMER'S PARADISE, INC. ANNOUNCES PROMOTION
OF SIMON F. NYNENS TO PRESIDENT AND CEO

Shrewsbury, NJ, January 9, 2006 - William H. Willett, Chairman of Programmer's Paradise, Inc., announced today the promotion of Simon F. Nynens to President and Chief Executive Officer. Mr. Nynens, 34, previously served as Executive Vice President and Chief Financial Officer.

In addition, Simon has been appointed to the Board of Directors.

"Simon has been with Programmer's Paradise, Inc. for the past 8 years and during that period was actively involved in the restructuring of the company and played a key role in our solid performance over the past 3 years. I am confident he will lead our company to continued sales expansion and earnings growth," said Bill Willett, Chairman of the Board.

Kevin Scull, 39, has been named Vice President and Chief Accounting Officer. For the past 2 years he has served as Corporate Controller of the company.

Programmer's Paradise, Inc. (NASDAQ: PROG) was founded in 1982 and is an award-winning marketer of technical software and hardware. When it comes to software, Programmer's Paradise has it all.

Programmer's Paradise is one of the most recognizable and memorable brands in developer marketing. Our experienced account executives are key in our strategy. We offer our customers customized extranets, consultancy services, and flexible financing, as well as same day shipping.

For further information contact Bill Willett, CEO of Programmer's Paradise at (732) 389-8950 or bill.willett@programmers.com.

The statements in this release concerning the Company's future prospects are forward-looking statements that involve certain risks and uncertainties. Such risks and uncertainties include the continued acceptance of the Company's distribution channel by vendors and customers, the timely availability and acceptance of new products, and contribution of key vendor relationships and support programs.